Exhibit 24(b)(8.139)

First Amendment to the Selling and Services Agreement and Participation Agreement

            This First Amendment dated as of the 18 day of March, 2009, by and between ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial Advisers, LLC (“ING Financial”)(collectively “ING”), Victory Capital Advisers, Inc. (the “Distributor”), and Victory Capital Management Inc. (the “Advisor”), The Victory Portfolios (the “Trust”), and The Victory Institutional Funds (the “Institutional Funds”), is made to the Selling and Services Agreement and Fund Participation Agreement dated as of September 15, 2008 (the “Agreement”).  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to add ING Institutional to the Agreement; and

            WHEREAS, the parties wish to add The Institutional Funds to the Agreement and to the term Funds covered by the agreement;

            WHEREAS, the parties wish to acknowledge that the Trust and the Institutional Funds are distinct investment companies registered pursuant to the Investment Company Act of 1940, as amended (“1940 Act”);

            WHEREAS, the parties wish to acknowledge that the Distributor is the principal underwriter for both the Trust and the Institutional Funds;

            WHEREAS, the parties wish to make additional funds available under the Agreement.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

            1.         ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional.  The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and IFA.

            2.         The defined terms “Fund” and “Funds” are hereby amended to include the funds under the Trust and under the Institutional Funds that are listed on Schedule B.

            3.         Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                        2.         Omnibus Account.

The parties agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the Nominee, may be maintained (the “Account” or collectively, the “Accounts”). One Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services.  Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services.  A third Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts.  ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

4.         Paragraphs 5 and 6 of the Agreement are hereby deleted in their entirety and replaced with the following:

5.         Servicing Fees:

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the Nominee and shall not be the responsibility of the Funds, the Advisor, or the Distributor.  The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement.  It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Advisor agrees to pay to ING Life or ING Institutional, as appropriate, a administrative servicing fee, as specified in Schedule C (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter.  Advisor will make such payments to ING Life or ING Institutional within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Advisor to offset other fees payable by the Plan to ING Life or ING Institutional.

6.         12b-1 or Shareholder Servicing Fees.

To compensate ING Financial for its distribution of Fund Shares or administrative services related to Fund Shares, Funds or Distributor shall make quarterly payments to ING Financial, as specified in Schedule C (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Funds or Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 or shareholder servicing fees, or to use 12b-1 or shareholder servicing fees it collects from Funds or Distributor to offset other fees payable by the Plan to ING Financial.

            5.         The following is added as Section 13(d) to the Agreement:

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(d) Representations of ING Institutional.  ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

6.     The following replaces Section 15(d) of the Agreement:

(d)  Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

            To ING:

            Michael Pignatella

            Counsel

            ING Americas Legal Services

            One Orange Way, C1S

            Windsor, CT  06095

            Fax: 860-580-4934

                        To Distributor:

                        Victory Capital Advisors, Inc.

                        127 Public Square, 14th Floor

                        Cleveland, Ohio 44114

                        Attention: B/D Compliance

To the Funds/Advisor:

Victory Capital Management

127 Public Square, 14th Floor

Cleveland, Ohio 44114

Attention: Chris Dyer

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                        With a copy to:

                        Jay G. Baris

                        Kramer Levin Naftalis & Frankel LLP

                        1177 Avenue of the Americas

                        New York, New York 10036

            Or at such other address as may designated in writing.

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

7.     Schedule B to the Agreement is hereby deleted and replaced by Schedule B, attached hereto.

            8.     Schedule C, attached hereto, is hereby added to the Agreement.

9.     Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

10.     This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY By: /s/ Lisa S. Gilarde Name: Lisa S. Gilarde Title: Vice President

VICTORY CAPITAL ADVISERS, INC. By: /s/ Michael Policarpo Name: Michael Policarpo Title: President
ING Financial ADvisers, LLC By: /s/ David A. Kelsey Name: David A. Kelsey Title: COO/VP	THE VICTORY PORTFOLIOS, for and on behalf of each of the Funds listed on Schedule B to the Agreement, individually, and not jointly By: /s/ Chris Dyer Name: Chris Dyer Title: Secretary
ING INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Michelle Sheiowitz attorney in fact Name: Michelle Sheiowitz Title: Vice President	VICTORY CAPITAL MANAGEMENT, solely for the purpose of paying certain compensation described in Section 5. By: /s/ Michael Policarpo Name: Michael Policarpo Title: Managing Director

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THE VICTORY INSTITUTIONAL FUNDS, for and on behalf of each of the Funds listed on Schedule B to the Agreement, individually, and not jointly

By: /s/Chris Dyer

Name: Chris Dyer

Title: Secretary

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SCHEDULE B

List of Available Funds

All Class A shares of Victory Funds (except the money market funds)

All Class R shares of Victory Funds

All Class I shares of Victory Funds

All Victory Institutional Funds

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SCHEDULE C

Fee Schedule

As compensation for the services ING renders under the Agreement, Distributor, Fund, or Advisor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

The Victory Portfolios

Share Class	A Class	R Class	I Class
Shareholder Servicing/12b-1 Fee	____ bps*	____bps*	NA
Administrative Servicing Fee	____bps	____bps	____bps
Per Participant Position Fee	$ ____	$ ____	$ ____
Total Fees	____bps	____bps	____bps

* Shareholder Servicing on Stock Index Class A is ____bps while the Shareholder Servicing on Stock Index Class R is ____bps. The 12b-1 Fee on Fund for Income Class R is ____bps. Total Fees will be reduced accordingly for the decrease in Shareholder Servicing/12b-1 for these particular Funds.

The Victory Institutional Funds

Fund	Institutional Diversified Stock Fund
Shareholder Servicing/12b-1 Fee	NA
Administrative Servicing Fee	____bps*
Per Participant Position Fee	$ ____
Total Fees	____bps

* No Administrative Servicing Fee paid on the State of Hawaii Assets.

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